EXHIBIT 4.10

                                 AMENDMENT NO. 1
                              CHENIERE ENERGY, INC.
                              AMENDED AND RESTATED
                            2003 STOCK INCENTIVE PLAN



     WHEREAS, Cheniere Energy, Inc. (the "Company") and the stockholders of the Company have heretofore adopted and approved the Cheniere Energy, Inc. 2003 Stock Incentive Plan (the "Plan"); and

     WHEREAS, the Board has heretofore adopted and approved an amended and restated Plan (the "Restated Plan"); and

     WHEREAS, the Board and the stockholders of the Company have approved an increase in the number of authorized shares under the Restated Plan by an additional 3,000,000 shares so that a total of 11,000,000 shares of common stock, $.003 par value, of the Company is authorized under the Restated Plan;

     NOW, THEREFORE, the Restated Plan is hereby amended, effective as of June 23, 2006, as follows:

     1. The first sentence of Section 1.2 (Shares Subject to the Plan) shall be replaced in its entirety by the following:

          "The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 11,000,000."

     2. Except as modified herein, the Plan is hereby specifically ratified and affirmed.